Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Biohaven Ltd. for the registration of common shares, preferred shares, depositary shares, debt securities, warrants, rights, purchase contracts and units, and to the incorporation by reference therein of our report dated March 23, 2023, with respect to the consolidated financial statements of Biohaven Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut
September 29, 2023